THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY.  THIS NOTE IS NOT EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

Unless this Note is presented by an authorized representative of The Depository Trust Company, a New York corporation (55 Water Street, New York, New York) ("DTC"), to the Corporation or its agent for registration of transfer, exchange or payment, and this Note is registered in the name of Cede & Co. or such other name as requested by an authorized representative of DTC, and unless any payment is made to Cede & Co.., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.

THIS NOTE IS NOT A SAVINGS ACCOUNT OR A DEPOSIT, IS NOT AN OBLIGATION OF OR GUARANTEED BY ANY BANKING OR NONBANKING AFFILIATE OF BANK OF AMERICA CORPORATION, AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

REGISTERED                                                                                 $42,000,000

NUMBER  __I-_____                                                                      CUSIP 06050 MEW3

BANK OF AMERICA CORPORATION
MEDIUM-TERM SENIOR NOTE, SERIES K
(Indexed Note)

/    /   SEE THE ATTACHED PRINCIPAL REPAYMENT AMOUNT RIDER for a description of the
         PRINCIPAL REPAYMENT AMOUNT and its method of calculation.

/ X /  SEE THE ATTACHED SUPPLEMENTAL REDEMPTION AMOUNT RIDER for a description of the
         SUPPLEMENTAL REDEMPTION AMOUNT and its method of calculation

ORIGINAL ISSUE DATE:   May 27, 2005
MATURIITY DATE:  May 27, 2010
CALCULATION AGENT:  Banc of America Securities LLC ("BAS")
ADDITIONAL TERMS:  See Supplemental Redemption Amount Rider
MINIMUM DENOMINATIONS:  $1,000 and whole multiples of $1,000.

        BANK OF AMERICA CORPORATION, a Delaware corporation (the "Corporation," which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay on the Maturity Date to CEDE & CO., as nominee for The Depository Trust Company, or its registered assigns, (i) the principal amount of FOURTY-TWO MILLION DOLLARS AND 00/100 DOLLARS ($42,000,000), (ii) interest payments as set forth on the attached Supplemental Redemption Amount Rider and (iii) that supplemental redemption amount (the "Supplemental Redemption Amount") calculated according to the terms of the attached Supplemental Redemption Amount Rider.

       Any principal, interest or Supplemental Redemption Amount not punctually paid or duly provided for shall be payable as provided in the Indenture.  As used in this Note, "Business Day" means any weekday that is not a legal holiday in New York, New York, Charlotte, North Carolina or any other place of payment of this Note and that is not a date on which banking institutions in those cities or any other place of payment with respect to this Note are authorized or required by law or regulation to be closed.

      The principal, interest, and Supplemental Redemption Amount on this Note are payable in immediately available funds in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts at the office or agency of the Corporation designated as provided in the Indenture; provided, however, that the principal, interest, or Supplemental Redemption Amount may be paid, at the option of the Corporation, by check mailed to the person entitled thereto at his address last appearing on the registry books of the Corporation relating to the Notes.  Notwithstanding the preceding sentence, payments of the principal, interest, and Supplemental Redemption Amount payable on the Maturity Date will be made by wire transfer of immediately available funds to a designated account maintained in the United States upon (i) receipt of written notice by the Issuing and Paying Agent (as described on the reverse hereof) from the registered holder of this Note not less than one Business Day prior to the due date of such principal and (ii) presentation of this Note to The Bank of New York, as Issuing and Paying Agent, 101 Barclay Street, New York, New York 10286 (the "Corporate Trust Office").

      For both this Note and Notes issued in certificated form, the payment of principal, interest on and any other amounts due on or after the Maturity Date will be made only upon the presentation and surrender of such Note at the office of the Trustee or successor thereof, and with respect to this Note, in accordance with the procedures of DTC.

     References herein to "U.S. dollars," "U.S.$," or "$" are to the coin or currency of the United States at the time of payment is legal tender for the payment of public and private debts.

    Reference is hereby made to the further provisions of this Note set forth on the reverse hereof and on the attached Rider, which shall have the same effect as though fully set forth at this place.

   Unless the certificate of authentication hereon has been executed by the Trustee or an authenticating agent on behalf of the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

     IN WITNESS WHEREOF, the Corporation has caused this Note to be duly executed, by manual or facsimile signature, under its corporate seal or a facsimile thereof.

                                                                           BANK OF AMERICA CORPORATION

                                                                           By:____________________________________
[SEAL]                                                               Title: Senior Vice President

ATTEST:

By:___________________________
Title:  Assistant Secretary

Certificate of Authentication

         This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: May 27, 2005

                                                                             THE BANK OF NEW YORK,
                                                                             as Trustee

                                                                             By:___________________________
                                                                                          Authorized Signatory

[Reverse of Note]

BANK OF AMERICA CORPORATION
MEDIUM-TERM SENIOR NOTE, SERIES K
(Indexed Note)

SECTION 1.  General.  This Note is one of a duly authorized series of Securities of the Corporation unlimited in aggregate principal amount (herein called the "Notes") issued and to be issued under an Indenture dated as of January 1, 1995 (herein called the "Indenture"), between the Corporation (successor in interest to NationsBank Corporation) and The Bank of New York, as Trustee (successor in interest to U.S. Bank Trust National Association, successor trustee to BankAmerica National Trust Company, herein called the "Trustee," which term includes any successor trustee under the Indenture), as supplemented by a First Supplemental Indenture dated as of September 18, 1998, a Second Supplemental Indenture dated as of May 7, 2001, and a Third Supplemental Indenture dated as of July 28, 2004, to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights thereunder of the Corporation, the Trustee, and the holders of the Notes, and the terms upon which the Notes are, and are to be, authenticated and delivered.  This Note is also one of the Notes designated as the Corporation's Senior Medium-Term Notes, Series K, initially limited in aggregate principal amount to $10,000,000,000.  The Trustee initially shall act as Security Registrar, Transfer Agent, and Issuing and Paying Agent in connection with the Notes.  The Notes may bear different dates, mature at different times, bear interest at different rates, and vary in such other ways as are provided in the Indenture.

SECTION 2.  No Sinking Fund.  This Note is not subject to any sinking fund.

SECTION 3.  Redemption.  This Note is not redeemable prior to the Maturity Date.

SECTION 5.  Defeasance.  The provisions of Article Fourteen of the Indenture do not apply to Securities of this Series.

SECTION 6.  Events of Default.  If an Event of Default (defined in the Indenture as (a) the Corporation's failure to pay the principal of (or premium, if any, on) the Notes; (b) the Corporation's failure to pay interest on the Notes within 30 calendar days after the same becomes due; (c) the Corporation's breach of its other covenants contained in this Note or in the Indenture, which breach is not cured within 90 calendar days after written notice by the Trustee or the holders of at least 25% in outstanding principal amount of all Securities issued under the Indenture and affected thereby; and (d) certain events involving the bankruptcy, insolvency, or liquidation of the Corporation) shall occur with respect to the Notes, the principal of all the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

SECTION 7.  Modifications and Waivers. The Indenture permits, with certain exceptions as therein provided, the amendment of the Indenture and the modification of the rights and obligations of the Corporation and the rights of the holders of the Notes under the Indenture at any time by the Corporation with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the Notes then outstanding and all other Securities then outstanding under the Indenture and affected by such amendment and modification.  The Indenture also contains provisions permitting the holders of a majority in aggregate principal amount of the Notes then outstanding and all other Securities then outstanding under the Indenture and affected thereby, on behalf of the holders of all such Securities, to waive compliance by the Corporation with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences.  Any such consent or waiver by the holder of this Note shall be conclusive and binding upon such holder and upon all future holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note.

No recourse shall be had for the payment of the principal of, premium on (if any), interest, or other amounts payable on this Note, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto, against any incorporator, stockholder, officer, or director, as such, past, present, or future, of the Corporation or any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for issue hereof, expressly waived and released.

SECTION 8.  Obligations Unconditional.  No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay the principal of, premium (if any), interest, and other amounts payable on this Note at the times, place, and rate, and in the coin or currency, herein prescribed.

SECTION 9.  Authorized Denominations.  The Notes are issuable only as registered Notes without coupons, and unless otherwise set forth above, only in denominations of $1,000 and whole multiples of $1,000.  As provided in the Indenture, and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of different authorized denominations, as requested by the holder surrendering the same.

SECTION 10.  Registration of Transfer.  As provided in the Indenture and subject to certain limitations as therein set forth, the transfer of this Note is registrable in the register maintained by the Registrar, upon surrender of this Note for registration of transfer at the office or agency of the Corporation designated by it pursuant to the Indenture, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Corporation and the Trustee or the Security Registrar requiring such written instrument of transfer duly executed by, the registered holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

This Note is being issued by means of a book-entry system with no physical distribution of certificates to be made except as provided in the Indenture.  The book-entry system maintained by The Depository Trust Company ("DTC") will evidence ownership of the Notes, with transfers of ownership effected on the records of DTC and its participants pursuant to rules and procedures established by DTC and its participants.  The Corporation will recognize Cede & Co., as nominee of DTC, while the registered holder of the Notes, as the owner of the Notes for all purposes, including payment of principal, interest, and the Supplemental Redemption Amount, notices, and voting. Transfer of principal, interest, and the Supplemental Redemption Amount to participants of DTC will be the responsibility of DTC, and transfer of principal, interest, and the Supplemental Redemption Amount payable to beneficial owners of the Notes by participants of DTC will be the responsibility of such participants and other nominees of such beneficial owners.  So long as the book-entry system is in effect, the selection of any Notes to be redeemed will be determined by DTC pursuant to rules and procedures established by DTC and its participants.  The Corporation will not be responsible or liable for such transfers or payments or for maintaining, supervising, or reviewing the records maintained by DTC, its participants, or persons acting through such participants.

            This Note may be exchanged in whole, but not in part, for security-printed certificated Notes, only if (i) DTC notifies the Corporation or the Trustee that it is unwilling or unable to continue to act as depository for this Note in global form or if at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in either such case, a successor depository is not appointed by the Corporation within 60 calendar days, or (ii) the Corporation executes and delivers to the Trustee a written notification that this Note in global form shall be so exchangeable, or (iii) an Event of Default occurs and is continuing with respect to this Note in global form.  In any such instance, an owner of a beneficial interest in this Note will be entitled to physical delivery in certificated form of Notes equal in principal amount to such beneficial interest and to have such Notes registered in its name.  Unless otherwise set forth above, Notes so issued in certificated form will be issued in authorized denominations only and will be issued in registered form only, without coupons.

No service charge shall be made for any such registration of transfer or exchange, but the Corporation may require payment of a sum sufficient to cover any tax, assessment, or other governmental charge, including, without limitation, any withholding tax, payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Corporation, the Trustee, the Issuing and Paying Agent, and any agent of the Corporation, the Trustee or any Issuing and Paying Agent may treat the person in whose name this Note is registered as the owner hereof for all purposes.

SECTION 11.  Defined Terms.  All terms used in this Note which are not defined herein but are defined in the Indenture shall have the meanings assigned to them in the Indenture.

SECTION 12.  Governing Law. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of the within Note, shall be construed as though they were written out in full according to applicable laws or regulations:

                 TEN COM--   as tenants in common
                 TEN ENT--     as tenants by the entireties
                 JT TEN--         as joint tenants with right of survivorship and not as tenants in common
                 UNIF GIFT MIN ACT--...........................as Custodian for............................
                                                              (Cust)                                            (Minor)

                                               Under Uniform Gifts to Minors Act

                                              .......................................................
                                                                 (State)

                        Additional abbreviations may also be used though not in the above list.

                                          _____________________________

                                                      ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

                       [PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS
                                    INCLUDING ZIP CODE OF ASSIGNEE]

_____________________________________________________________________________

_____________________________________________________________________________

_____________________________________________________________________________

Please Insert Social Security or Other
             Identifying Number of Assignee: ____________________________

the within Note and all rights thereunder, hereby irrevocably constituting and appointing __________________________________ Attorney to transfer said Note on the books of the Corporation, with full power of substitution in the premises.

Dated:_________________________            _________________________________________

NOTICE: The signature to this assignment must correspond with the name as it appears upon the face of the within Note in every particular, without alteration or enlargement or any change whatever and must be guaranteed.

BANK OF AMERICA CORPORATION
Medium-Term Senior Note, Series K

SUPPLEMENTAL REDEMPTION AMOUNT RIDER

General

 This Note is part of a series of medium-term notes entitled "Medium-Term Notes, Series K" issued under the Indenture, as described in the Prospectus dated April 14, 2004 and Prospectus Supplement dated April 15, 2004 and is designated as the Bank of America Corporation 1.00% Capital Protected EquitY PerformanCe LinkEd Securities "Basket CYCLES™," due May 27, 2010, Linked to a "70/30" Basket of Four Indices and an Exchange Traded Fund.  Certain capitalized terms used herein have the meanings ascribed to them in the Prospectus and the Prospectus Supplement.

Interest

This Note bears interest from the Original Issue Date at a rate of 1.00% per annum.  Interest is payable semi-annually in arrears on May 27 and November 27 of each year, and on the Maturity Date (each, an "interest payment date"), beginning November 27, 2005.  Interest is computed on the basis of a 360-day year of twelve 30-day months.

Each interest payment on an interest payment date will include interest accrued from, and including, the Original Issue Date or preceding interest payment date, as the case may be, to, but excluding, that interest payment date.  If an interest payment date falls on a day that is not a Business Day, the applicable payment will be made on the next Business Day as if it were the date that payment was due, and no interest will accrue as a result of the postponement.

The record date for each interest payment date, including the interest payment date scheduled to occur on the Maturity Date, will be the date that is fifteen calendar days prior to that scheduled interest payment date, whether or not that date is a Business Day.  However, the principal amount of this Note will be paid only to the holder of this Note on the Maturity Date.

Payment at Maturity; Supplemental Redemption Amount

At maturity, the Corporation will determine and pay:

(a) the principal amount of this Note;

(b) the final semi-annual payment of interest on this Note; and

(c) under the circumstances described below, a "Supplemental Redemption Amount"

calculated by reference to the performance of a group, or "Basket" of four selected stock indices and one exchange traded fund (each, a "Basket Component") over the term of this Note.  The four stock indices are the S&P 500® Index, the S&P MidCap 400 Index, the Russell 2000® Index, and the Dow Jones EURO STOXX 50SM Index.  These four stock indices are referred to as the "Stock Indices."  The exchange traded fund included in the Basket is the iShares® Lehman Aggregate Bond Fund, which is intended to track the performance of the Lehman Brothers U.S. Aggregate Index.  The four Stock Indices and the Lehman Brothers U.S. Aggregate Index are referred to as the "Basket Indices."

On May 24, 2005, which is the "pricing date" of this Note, the Corporation established the "Starting Level" of the Basket at 1,000.  Each Basket Component represents a percentage of the Starting Level of the Basket on the pricing date.  For each Basket Component, the Corporation set a "Component Ratio" on the pricing date.  The Corporation set the Component Ratio for each Basket Component by (a) multiplying 1,000 by the "Component Weight" for that Basket Component that is set forth in the table below and (b) dividing that product by the closing level of that Basket Component on the pricing date.  In the case of the Dow Jones EURO STOXX 50SM Index, to effect the above calculation, the closing level on the pricing date was multiplied by the U.S. dollar/euro exchange rate on the pricing date.  The result in both cases was rounded to the nearest one hundred-thousandth.

The Component Ratio for each Basket Component was fixed as of the pricing date and is subject to change only if certain events or adjustments affect the relevant Basket Component as described below.  However, the Corporation will make periodic adjustments to the Component Ratio for the iShares® Lehman Aggregate Bond Fund, based upon the amount of dividends paid by the fund.  See "-Adjustments to the ETF Component Ratio Relating to Dividends" below.

The "Basket Level" is the hypothetical value of the Basket that is determined at the close of any Business Day.  The Basket Level equals the sum of the products of the closing level and the Component Ratio for each Basket Component.  However, in the case of the Dow Jones EURO STOXX 50SM Index, its closing level will be multiplied by its Component Ratio and the U.S. dollar/euro exchange rate on the annual valuation date.  The Basket Level will be rounded to the nearest one-hundredth.

The Calculation Agent will determine the U.S. dollar/euro exchange rate on each annual valuation date based upon the noon buying rate in New York City on that date for cable transfers in euro, as announced by the Federal Reserve Bank of New York for customs purposes, or if that rate is no longer available, any other method of determining that exchange rate as the Calculation Agent shall determine.

The following table illustrates the Basket Components, as weighted below based on the closing level of each Basket Component on the pricing date, as determined by the Calculation Agent to achieve a Basket Level of 1,000 on that date:

Basket Component	Closing Level on Pricing Date	Component Weight	Component Ratio
S&P 500® Index	1,194.07	45.00%	0.3769
S&P MidCap 400 Index	666.67	8.00%	0.1200
Russell 2000® Index	612.95	7.00%	0.1142
Dow Jones EURO STOXX 50SM Index	3,066.55	10.00%	0.0259
iShares® Lehman Aggregate Bond Fund	102.65	30.00%	2.9226(1)

_________________

(1) The Component Ratio for the iShares® Lehman Aggregate Bond Fund will be adjusted as described below under the caption "-Adjustments to the ETF Component Ratio Relating to Dividends."

After the United States and European stock markets close on the final annual valuation date, the Calculation Agent will determine the "Average Basket Return" and any Supplemental Redemption Amount.  At maturity, the holder of this Note will be paid the principal amount of this Note, the final semi-annual interest payment, and any Supplemental Redemption Amount.

            The Calculation Agent will determine any Supplemental Redemption Amount payable to the holder of this Note at maturity by calculating the Average Basket Return and comparing it to the "Total Interest Percentage."  The "Total Interest Percentage" is equal to 5.00%, and is the sum of the semi-annual interest payments over the term of the notes.  The Calculation Agent will determine the "Average Level," which is the arithmetic average of the Basket Level on each of the following five annual valuation dates (the sum of the Basket Level on each valuation date, divided by 5):

Annual Valuation Dates
1. May 24, 2006
2. May 24, 2007
3. May 24, 2008
4. May 24, 2009
5. May 24, 2010

The Supplemental Redemption Amount, if any, will be based upon the Average Basket Return, which will be calculated as follows:

                                                                                       Average Level - Starting Level
                                                                                                     Starting Level

The result will be rounded to the nearest ten-thousandth of a decimal place and then expressed as a percentage.

If the Average Basket Return is less than or equal to the Total Interest Percentage (which is equal to 5.00%), then the Supplemental Redemption Amount will equal $0.00.

 If the Average Basket Return is greater than the Total Interest Percentage, then the Supplemental Redemption Amount for each $1,000 principal amount of the notes will equal the product of:

$1,000 x (Average Basket Return - Total Interest Percentage)

This Note is principal protected.  If the Average Basket Return does not exceed the Total Interest Percentage, the holder of this Note will receive only the principal amount and the final semi-annual interest payment at maturity.

Closing Levels

The Calculation Agent will determine the applicable closing level of each Basket Component.  References in this Note to the "closing level" of the iShares® Lehman Aggregate Bond Fund are to the closing price of its shares on the American Stock Exchange LLC on the applicable Business Day.

References to the "closing level" of each of the Basket Indices will be determined at the close of trading on the relevant exchanges or markets for the constituent securities of that Basket Index.

Adjustments to the ETF Component Ratio Relating to Dividends

The Component Ratio of the iShares® Lehman Aggregate Bond Fund will be subject to adjustment as described below based upon dividends.  For purposes of determining this adjustment:

"Actual Dividend" means, for each ex-dividend date on the shares of the iShares® Lehman Aggregate Bond Fund, the aggregate amount of cash dividends that a holder of those shares would be entitled to receive, as determined in good faith by the Calculation Agent.

            "Dividend Adjustment Factor" means:

1 +(Actual Dividend/S-Actual Dividend)

"S" means the closing level of the iShares® Lehman Aggregate Bond Fund on the trading day prior to their ex‑dividend date on the principal market upon which they are listed.

Upon each dividend payment by the iShares® Lehman Aggregate Bond Fund, the Calculation Agent will adjust its Component Ratio by multiplying the then applicable Component Ratio by the Dividend Adjustment Factor.  As a result of these adjustments, the

Component Ratio for the iShares® Lehman Aggregate Bond Fund will be increased each time a dividend is paid, which would potentially increase the Supplemental Redemption Amount.

Holders of this Note may obtain the current Component Ratio for the iShares® Lehman Aggregate Bond Fund by calling the Calculation Agent at (212) 583-8020.

Event of Default

            Upon the occurrence of an Event of Default (as defined in the Indenture), the holder of this Note only will be entitled to receive the principal amount of the Note, and any accrued and unpaid interest, and will not be entitled to payment of any Supplemental Redemption Amount.

Market Disruption

Each of the following will be a "Market Disruption Event" if, in the sole opinion of the Calculation Agent, that event materially affects any of the Basket Components, and, in the case of the iShares® Lehman Aggregate Bond Fund, the Lehman Brothers U.S. Aggregate Index:

(a)           the suspension, material limitation, or absence of the trading of a material number of securities included in any of the Basket Indices or the shares of the iShares® Lehman Aggregate Bond Fund;

(b)           the suspension or material limitation of the trading of securities on one or more securities exchanges on which securities included in any of the Basket Indices are quoted;

(c)           a breakdown or failure in the price and trade reporting systems of the respective primary markets on which the securities included in any of the Basket Indices or the shares of the iShares® Lehman Aggregate Bond Fund are quoted, as a result of which the reported trading prices for the affected securities, during the last one-half hour before the close of trading in that market, are materially inaccurate;

(d)           the suspension or material limitation of the trading of (i) options or futures relating to any of the Basket Indices or the shares of the iShares® Lehman Aggregate Bond Fund on any options or futures exchanges or (ii) options or futures generally; or

(e)           the imposition of any exchange controls with respect to any currencies involved in determining the total amount payable on the notes at maturity.

            For the purpose of this definition of Market Disruption Event:

(a)           a limitation on the number of hours or days of trading will not be a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(b)           a limitation on trading imposed by reason of the movements in price exceeding the levels permitted by any relevant exchange will be a Market Disruption Event;

(c)           a decision to permanently discontinue trading in the relevant futures or options contracts will not constitute a Market Disruption Event;

(d)           an absence of trading on a securities exchange or quotation system will not include any time when that exchange or quotation system is closed for trading under ordinary circumstances; and

(e)           the payment at maturity or redemption of any securities included in the Lehman Brothers U.S. Aggregate Index in accordance with their respective terms will not constitute a Market Disruption Event.

            If a Market Disruption Event occurs or is continuing with respect to any Basket Component on a day that would otherwise be an annual valuation date, then, in order to calculate the Basket Level as of that annual valuation date, the Calculation Agent instead will use the closing level of the Basket Component on the first Business Day after that day on which no Market Disruption Event occurs or is continuing as to that Basket Component.  The Calculation Agent will use the closing level for each Basket Component that is not subject to a Market Disruption Event on the applicable annual valuation date.

In no event will the determination of the closing level for any Basket Component subject to a Market Disruption Event be postponed by more than five Business Days.  If any determination as to a Basket Component subject to a Market Disruption Event is postponed to the last possible day, but a Market Disruption Event occurs or is continuing on that day, the Calculation Agent will make a good faith estimate of the closing level of the Basket Component based upon its assessment of the level of the Basket Component at that time.  If any determination of a closing level required to be made on the final annual valuation date is postponed due to a Market Disruption Event, the Maturity Date for this Note also will be postponed by the same number of Business Days.

Discontinuance of the Basket Components; Alteration of Method of Calculation

If the publication of any of the Basket Indices, including the Lehman Brothers U.S. Aggregate Index, is discontinued and a successor or substitute index is published that the Calculation Agent determines, in its sole discretion, is comparable to the discontinued Basket Index (the new index being referred to as a "Successor Component"), then the relevant closing levels of the applicable Basket Component will be determined by reference to the closing level of the Successor Component.  If the Lehman Brothers U.S. Aggregate Index is so discontinued, the Calculation Agent will have the discretion to select a securities index, or another exchange traded fund, as the "Successor Component."  In addition, if the iShares® Lehman Aggregate Bond Fund is de-listed from the American Stock Exchange or ceases to be issued by iShares® Trust, the Calculation Agent will, in its sole discretion, substitute a Successor Component for that fund.

If the Calculation Agent selects a Successor Component for any Basket Component, the Calculation Agent immediately will notify the Corporation and the Trustee, and the Trustee will provide written notice of a change to the holder of this Note within three Business Days of selection.

If the publication of a Basket Index or a Successor Component is discontinued or the iShares® Lehman Aggregate Bond Fund is de-listed or no longer issued by iShares® Trust, and the Calculation Agent determines that no Successor Component is available, then the Calculation Agent will notify the Corporation and the Trustee and will calculate the appropriate closing levels. These calculations by the Calculation Agent will be in accordance with the formula for and method of calculating the applicable Basket Component last in effect prior to that discontinuance.  If a Successor Component is selected or the Calculation Agent calculates a level as a substitute for the applicable Basket Component, that Successor Component or level will be substituted for that Basket Component for all purposes, and the Calculation Agent will make an adjustment to the applicable Component Ratio as it determines to be necessary.

If at any time the method of calculating a Basket Componentor a Successor Component, or the level of that component, is changed in a material respect, or if a Basket Component or a Successor Component in any other way is modified so that it does not, in the opinion of the Calculation Agent, fairly represent the level of the Basket Component or the Successor Component had those changes or modifications not been made, then, from and after that time, the Calculation Agent will notify the Corporation and the Trustee.  The Calculation Agent will make those calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a level of a securities index or exchange traded fund, as applicable, comparable to the applicable Basket Component or the Successor Component, as the case may be, as if those changes or modifications had not been made, and calculate the closing levels with reference to that Basket Component or the Successor Component, as adjusted.  Accordingly, if the method of calculating a Basket Component or a Successor Component is modified so that its level is a fraction of what it would have been if it had not been modified (e.g., due to a split in an index), then the Calculation Agent will adjust the applicable Basket Component or Successor Component in order to arrive at a level as if it had not been modified (e.g., as if the split had not occurred).  The Calculation Agent also may determine that no adjustment is required of the method of calculation by the modification.

Role of the Calculation Agent

The Calculation Agent has the sole discretion to make all determinations regarding this Note, including determinations regarding the Average Level, the Average Basket Return, the Supplemental Redemption Amount, the adjustments to be made to the Component Ratio of the iShares Lehman Aggregate Bond Fund based upon its dividends, Market Disruption Events, Successor Components, Business Days, and the U.S. dollar/euro exchange rate.  Absent manifest error, all determinations of the Calculation Agent will be final and binding on the holder of this Note and the Corporation, without any liability on the part of the Calculation Agent.

The Corporation has initially appointed its affiliate, Banc of America Securities LLC, as the Calculation Agent, but the Corporation may change the Calculation Agent at any time without notifying the holder of this Note.